EXHIBIT 99(a)

NEWS RELEASE	Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, OH 44114-2589

CLEVELAND-CLIFFS REPORTS RECORD QUARTERLY
NET INCOME OF $87.5 MILLION

     CLEVELAND, OH – October 27, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) today reported third-quarter 2004 net income of $87.5 million, and income attributable to common shares of $7.84 per diluted share, representing record net income for any quarter in the Company’s history. For the comparable quarter in 2003, a net loss of $4.8 million, or $.47 per diluted share, was incurred. The sharply improved net income was the result of higher sales margins driven by higher prices, increased volume and the gain on sale of shares of directly held International Steel Group, Inc. (“ISG”) common stock. Third-quarter and nine-month net income in 2004 include $4.9 million after-tax income from a discontinued operation.

For the first nine months of 2004, net income was $120.3 million, or $10.72 per diluted share attributable to common shares, compared with a net loss of $23.8 million, or $2.33 per diluted share, in the first nine months of last year.

Following is a summary of results:

	(In Millions Except Per Share)
	Third Quarter		First Nine Months
	2004	2003	2004	2003
Income (Loss) From Continuing Operations:
Amount	$82.6	$(4.8)	$115.4	$(23.8)
Per Diluted Share	7.53	(.47)	10.64	(2.33)

Gain From Discontinued Operation:
Amount	4.9		4.9
Per Diluted Share	.44		.44

Net Income (Loss):
Amount	87.5	(4.8)	120.3	(23.8)
Per Diluted Share	7.97	(.47)	11.08	(2.33)

Dividends on Preferred Stock:
Amount	(1.4)		(3.9)
Per Diluted Share	(.13)		(.36)

Income (Loss) Attributable to Common Shares:
Amount	$86.1	$(4.8)	$116.4	$(23.8)
Per Diluted Share	7.84	(.47)	10.72	(2.33)

     Income from continuing operations in 2004 was $82.6 million and $115.4 million in the third quarter and first nine months, respectively, versus losses of $4.8 million and $23.8 million for the comparable 2003 periods. The earnings increases of $87.4 million in the quarter and $139.2 million in the first nine months reflected higher pre-tax earnings of $112.3 million in the quarter and $169.8 million in the first nine months partially offset by higher income taxes of $24.9 million and $30.6 million in the respective periods.

     The pre-tax earnings increases principally reflected higher sales margins of $50.6 million in the third quarter and $109.8 million in the first nine months and the $56.8 million gain on the sale of 1.9 million shares of directly held ISG common stock in third-quarter 2004.

     The increases in sales margins in the 2004 periods versus 2003 were primarily due to higher sales price realizations and increased sales volume partially offset by higher production costs.

•	Sales revenues increased $109.5 million in the quarter and $236.0 million in the first nine months. The increases in sales revenue were due to higher sales prices, $69.9 million in the quarter and $133.8 million in the first nine months, and increased sales volume, $39.6 million in the quarter and $102.2 million in the first nine months. The increase in sales prices primarily reflected the effect on Cliffs’ term sales contract escalators of higher steel prices and an approximate 20 percent increase in international pellet pricing. Third-quarter sales revenue included approximately $16.5 million of revenue related to pricing adjustments on first-half sales reflecting updated annual estimates of term contract escalators, primarily higher steel pricing. Pellet sales in the third quarter and first nine months of 6.3 million tons and 16.5 million tons, respectively, represent new volume records versus 2003 sales of 5.2 million tons in the third quarter and 13.6 million tons in the first nine months.

•	Cost of goods sold and operating expenses increased by $58.9 million in the third quarter and $126.2 million for the first nine months principally due to higher sales and production volume, $38.1 million in the quarter and $104.4 million in the first nine months, and higher unit production costs, $20.8 million in the quarter and $21.8 million for the first nine months. Contributing to the higher unit production costs were increased energy and supply pricing, $4.9 million in the third quarter and $9.7 million in the first nine months of 2004. Unit production costs were also impacted by $7.3 million in the third quarter of 2004 for costs associated with U.S. labor negotiations and the 14-week labor stoppage at Wabush Mines and a $2.0 million exchange rate effect due to the impact of a weaker U.S. dollar on Cliffs’ share of Wabush production costs. Year 2003 operating costs included an $11.1 million fixed-cost impact of a five-week production curtailment at the Empire and Tilden mines relating to loss of electric power in the second quarter due to flooding in the Upper Peninsula of

Michigan. Considering the factors noted above, total year 2004 unit production costs are now expected to increase by approximately three percent from 2003.

The pre-tax earnings changes for 2004 versus 2003 included:

•	A $6.2 million restructuring charge in the third quarter of 2003 related to a salaried staff reduction.

•	Lower provisions for customer bankruptcy exposures of $4.9 million in the third quarter and $5.9 million in the first nine months.

•	Decreased interest expense of $1.0 million and $3.0 million in the quarter and nine-month periods, respectively, primarily reflecting repayment of senior unsecured notes in January 2004.

•	Administrative, selling and general expenses increased $5.5 million in the quarter and $9.1 million in the first nine months principally due to the impact of changes in Cliffs’ stock price on stock-based compensation, and higher outside professional service expenses.

•	Lower other income of $0.9 million in the quarter and $5.1 million for the first nine months primarily relating to non-strategic asset sales in 2003.

Discontinued Operation

     On July 23, 2004, Cliffs and Associates Limited (“CAL”), an affiliate of the Company jointly owned by a subsidiary of the Company (82.3945 percent), and Outokumpu Technology GmbH (17.6055 percent), a German company (formerly known as Lurgi Metallurgie GmbH), completed the sale of CAL’s Hot Briquette Iron (“HBI”) facility located in Trinidad and Tobago to ISG. Terms of the sale include a purchase price of $8.0 million plus assumption of liabilities. The Company recorded an after-tax gain of approximately $4.9 million related to this transaction in third-quarter 2004. CAL may receive up to $10 million in future payments contingent on HBI production and shipments.

Production and Inventory

     At September 30, 2004, Cliffs had 3.5 million tons of pellets in inventory, a decrease of 0.6 million tons since December 31, 2003, and 0.9 million tons less than September 30, 2003. Cliffs’ 2004 production of 5.6 million tons in the third quarter and 15.7 million tons for the first nine months represented increases of 0.6 million tons and 2.3 million tons from the comparable 2003 periods. Following is a summary of production:

	(Tons in Millions)
	Third Quarter		First Nine Months		Total Year Estimate
	2004	2003	2004	2003	2004	2003
Empire	1.4	1.3	3.9	3.7	5.4	5.2
Tilden	2.1	2.2	5.6	5.2	7.9	7.0

Michigan Mines	3.5	3.5	9.5	8.9	13.3	12.2
Hibbing	2.2	2.1	6.2	6.0	8.2	8.0
Northshore	1.2	1.2	3.7	3.6	5.0	4.8
United Taconite	1.0	—	3.0	—	4.3	0.1
Wabush	0.1	1.5	2.8	3.9	3.9	5.2

Total	8.0	8.3	25.2	22.4	34.7	30.3

Cliffs’ Share of Total	5.6	5.0	15.7	13.4	21.9	18.1

     Third-quarter production at Wabush was impacted by a fourteen-week work stoppage, which ended on October 11, 2004 after a five-year agreement was reached with the United Steelworkers Union. Cliffs and the United Steelworkers of America had previously settled on new four-year agreements covering approximately 2,000 workers at four of its U.S.-managed iron ore mines in Michigan and Minnesota.

Liquidity

     At September 30, 2004, Cliffs had $265.6 million of cash and cash equivalents and no outstanding debt. Net proceeds from Cliffs’ January 2004 offering of $172.5 million of redeemable cumulative convertible perpetual preferred stock were utilized to retire the remaining $25.0 million of senior unsecured notes and to fund $45.9 million into underfunded pension plans and $11.5 million into VEBAs covering bargaining unit employees at four U.S. managed mines. Cliffs expects to utilize remaining proceeds for working capital and other general corporate purposes, including capital expenditures, increased investments in existing mines and has also committed to make additional contributions to its pension and VEBA plans.

     During the third quarter, Cliffs’ Board of Directors approved capital expenditures for capacity-expansion projects at its United Taconite and Northshore mines in Minnesota. Restart of the idled pellet furnace at United Taconite, expected to be brought on line in the fourth quarter of 2004, is estimated to cost approximately $22.7 million (Cliffs’ share, $15.9 million). The expansion will add approximately 1.0 million tons (Cliffs’ share, 0.7 million tons) to United Taconite’s annual production capacity. The Company also plans to re-start an idled furnace at Cliffs’ wholly owned Northshore mine in mid-2005 at an estimated cost of approximately $30 million. The expansion will increase Northshore’s annual production capacity by approximately 0.8 million tons.

     During the third quarter 2004, Cliffs sold approximately 1.9 million shares of its directly held ISG common stock in market transactions realizing total net proceeds of $62.1 million. The sales resulted in a gain of $56.8 million pre-tax ($44.8 million after-tax), recorded in the third quarter. Since September 30, Cliffs has sold an additional 2.7 million shares of ISG and, as of close of business on Tuesday, October 26, owns 1.2 million shares (0.4 million owned directly and 0.8 million through pension fund investments). Cliffs intends to continue to sell ISG shares as market conditions warrant.

     Additionally, Cliffs repurchased 50,000 shares of its common stock at a cost of $3.8 million in the third quarter of 2004 under its previously announced 1.0 million share repurchase program.

Outlook

     The North American steel business continues to be very strong, with steel producers operating at or near capacity and steel pricing near record levels. Cliffs’ iron ore pellet sales for 2004 are projected to exceed 22 million tons. Current indications are that 2005 sales requirements will meet or exceed Cliffs’ expanded capacity.

     John Brinzo, Cliffs’ chairman and chief executive officer, said, “The year 2004 is expected to be a record year for our Company in many respects. Record sales and production volumes at very favorable sales margins coupled with the gain realized from Cliffs’ investment in ISG will result in the most profitable year in the Company’s 157-year history. Additionally, based on performance to date, the year 2004 has been the safest year for our employees in the recorded history of the Company. Clearly 2004 has been a turnaround year for Cleveland-Cliffs; the transformation continues and we expect to build on our recent successes.”

     Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

* * * * *

     The results of operations reported in this release are subject to change pending completion of the Company’s annual external audit.

     References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors, such as: changes in demand and/or prices for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron (affecting estimated pellet sales, mine operations, or projected liquidity requirements); changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of the capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for the expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s liquidity and financial position.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s most recent Annual Report on Form 10-K, and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

     Cliffs will host a conference call on third-quarter 2004 results tomorrow, October 28, at 10:00 a.m. EDT. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its third-quarter 2004 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459
News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com.

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In Millions Except Per Share Amounts)	2004	2003	2004	2003
REVENUES AND OTHER INCOME
Product sales and services
Iron ore	$299.4	$189.9	$720.8	$484.8
Freight and minority interest	46.9	36.3	157.7	99.4

Total product sales and services	346.3	226.2	878.5	584.2
Royalties and management fees	2.6	3.1	8.4	7.7

Total revenues	348.9	229.3	886.9	591.9
Gain on sale of ISG common stock	56.8		56.8
Interest income	2.7	2.7	7.9	7.9
Other income	1.3	2.2	4.5	9.6

TOTAL REVENUES AND OTHER INCOME	409.7	234.2	956.1	609.4
COSTS AND EXPENSES
Cost of goods sold and operating expenses	288.4	218.9	779.2	594.7
Administrative, selling and general expenses	11.6	6.1	24.6	15.5
Provision for customer bankruptcy exposures		4.9	1.6	7.5
Interest expense	.2	1.2	.7	3.7
Restructuring charge		6.2		6.2
Other expenses	1.7	1.4	3.5	5.1

TOTAL COSTS AND EXPENSES	301.9	238.7	809.6	632.7

INCOME (LOSS) BEFORE INCOME TAXES	107.8	(4.5)	146.5	(23.3)
INCOME TAXES	25.2	.3	31.1	.5

INCOME (LOSS) FROM CONTINUING OPERATIONS	82.6	(4.8)	115.4	(23.8)
GAIN FROM DISCONTINUED OPERATION (NET OF TAX $1.2)	4.9		4.9

NET INCOME (LOSS)	87.5	(4.8)	120.3	(23.8)
PREFERRED STOCK DIVIDENDS	(1.4)		(3.9)

INCOME (LOSS) APPLICABLE TO COMMON SHARES	$86.1	$(4.8)	$116.4	$(23.8)

NET INCOME (LOSS) PER COMMON SHARE
Basic
Net income (loss)	$8.18	$(.47)	$11.31	$(2.33)
Preferred Stock dividends	(.13)		(.36)

Income (loss) applicable to common shares	$8.05	$(.47)	$10.95	$(2.33)

Diluted
Net income (loss)	$7.97	$(.47)	$11.08	$(2.33)
Preferred Stock dividends	(.13)		(.36)

Income (loss) applicable to common shares	$7.84	$(.47)	$10.72	$(2.33)

AVERAGE NUMBER OF SHARES
Basic	10.7	10.2	10.6	10.2
Diluted	11.0	10.2	10.9	10.2

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In Millions, Brackets Indicate Decrease in Cash)	2004	2003	2004	2003
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income (loss)	$87.5	$(4.8)	$120.3	$(23.8)
Gain on sale of discontinued operation	(4.9)		(4.9)

Income (loss) from continuing operations	82.6	(4.8)	115.4	(23.8)
Depreciation and amortization:
Consolidated	6.5	7.0	21.2	21.2
Share of associated companies	.6	1.0	1.4	2.8
Accretion of asset retirement obligation	1.2		3.5
Provision for customer bankruptcy exposures		4.9	1.6	7.5
Gain on sale of ISG common stock	(56.8)		(56.8)
Pensions and other post-retirement benefits	(14.8)	9.3	(25.8)	27.2
Gain on sale of assets	(1.3)	(1.2)	(3.2)	(6.7)
Other	5.6	(3.5)	2.4	(7.5)

Total before changes in operating assets and liabilities	23.6	12.7	59.7	20.7
Changes in operating assets and liabilities	2.8	16.7	(48.7)	(3.1)

Net cash from operating activities	26.4	29.4	11.0	17.6
INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(15.7)	(4.2)	(35.6)	(15.3)
Share of associated companies	(2.4)	(.9)	(3.3)	(1.0)
Proceeds from sale of ISG common stock	45.6		45.6
Proceeds from Rouge note			10.0
Proceeds from Weirton investment			3.8
Proceeds from sale of assets	1.4	1.5	3.4	8.4

Net cash from (used by) investing activities	28.9	(3.6)	23.9	(7.9)
FINANCING ACTIVITIES
Proceeds from Convertible Preferred Stock			172.5
Proceeds from stock options exercised	7.8		15.4
Contributions by minority interests	2.1	.2	5.0	1.1
Repayment of long-term debt			(25.0)	(5.0)
Issuance costs of Convertible Preferred Stock			(6.4)
Repurchases of Common Stock	(2.6)		(2.6)
Preferred Stock dividends	(1.4)		(2.5)

Net cash from (used by) financing activities	5.9	.2	156.4	(3.9)

CASH FROM CONTINUING OPERATIONS	61.2	26.0	191.3	5.8
CASH FROM DISCONTINUED OPERATION	6.5		6.5

INCREASE IN CASH AND CASH EQUIVALENTS	$67.7	$26.0	$197.8	$5.8

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	September 30	December 31	September 30
	2004	2003	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$265.6	$67.8	$67.6
Trade accounts receivable — net	65.4	9.5	8.8
Receivables from associated companies	23.3	5.9	9.0
Product inventories	112.0	129.7	135.0
Work in process inventories	19.6	14.4	4.9
Supplies and other inventories	55.1	58.7	53.0
Other	62.1	27.3	26.1

TOTAL CURRENT ASSETS	603.1	313.3	304.4
PROPERTIES — NET	286.7	270.5	271.4
MARKETABLE SECURITIES	105.9	196.7	17.4
LONG-TERM RECEIVABLES	53.1	63.8	63.1
OTHER ASSETS	43.2	50.9	66.8

TOTAL ASSETS	$1,092.0	$895.2	$723.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$231.2	$184.8	$188.7
Payables to associated companies	11.1	16.1	10.8
Current portion of long-term debt		25.0	15.0

TOTAL CURRENT LIABILITIES	242.3	225.9	214.5
LONG-TERM DEBT			35.0
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	87.6	135.2	163.7
OTHER POST-RETIREMENT BENEFITS	123.2	124.2	114.9
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	87.7	86.6	81.4
DEFERRED INCOME TAXES	19.5	34.5
OTHER LIABILITIES	48.8	40.5	37.5

TOTAL LIABILITIES	609.1	646.9	647.0
MINORITY INTEREST	27.0	20.2	17.7
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5
SHAREHOLDERS’ EQUITY	283.4	228.1	58.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,092.0	$895.2	$723.1

Notes to Unaudited Financial Statements

    In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Iron Ore Sales (Tons) — In Thousands	6,305	5,217	16,475	13,608

Sales Margin (Loss) — In Millions
Revenues from iron ore sales and services*	$299.4	$189.9	$720.8	$484.8
Cost of goods sold and operating expenses*
Excluding production curtailments	237.3	182.6	617.3	484.2
Production curtailments	4.2		4.2	11.1

Total	241.5	182.6	621.5	495.3

Sales margin (loss)	$57.9	$7.3	$99.3	$(10.5)

Sales Margin (Loss) — Per Ton
Revenues from iron ore sales and services*	$47.48	$36.40	$43.75	$35.63
Cost of goods sold and operating expenses*
Excluding production curtailments	37.64	35.00	37.47	35.58
Production curtailments	.66		.25	.82

Total	38.30	35.00	37.72	36.40

Sales margin (loss)	$9.18	$1.40	$6.03	$(.77)

*	Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.